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                                                                      Exhibit 99


Headline:  Online International completes acquisition

         Online International Corporation completed late Thursday, August 9, 2001, the acquisition of Priory Marketing Limited which in turn owns 99.7% of the capital stock of Forexcash Global Trading Ltd. Forexcash is in the business of developing and marketing software for electronic trading of foreign currency through the Internet. The consideration paid by Online for the stock of Priory Marketing was 21.5 million shares of Online Common Stock which constitutes approximately 62% of Online's issued and outstanding capital stock.

         In connection with the acquisition, the stockholders of Online voted to amend the charter of Online such that immediately upon the closing of the acquisition each outstanding share of Online Series A Preferred Stock automatically converted into one share of its Common Stock. Effective upon the closing, the Company has one class of capital stock, the Common Stock, which each share having one vote per share.

         Also effective upon the closing, Didier Essemini and Guy Sendel became directors of the Company filling vacancies which occurred upon the resignations of Roy Cannon and Moses Hassan. Mr. Essemini assumed the position of President of Online.

CONTACT:  Didier Essemini - didier_e@finotec.com




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